Exhibit 10.44

REAL ESTATE LEASE

This Lease Agreement (this “Lease”) is dated August 1, 2009, by and between David R. Cobb and Rebecca K. Cobb (“Landlord”), and Armstrong Coal Company, Inc (“Tenant”). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant a 6,500+ square foot office building, a 1,900 square foot office annex, and a 1,680 square foot office addition to be constructed and ready for occupancy in August 2009, all located on one (1) acre with existing parking for 25+ vehicles (the “Premises”) located at 407 Brown Road, Madisonville, Hopkins County, KY 42431.

TERM. The lease term will begin on August 01, 2009 and will terminate on July 31, 2014.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $5,000.00, payable in advance on the first day of each month. Lease payments shall be made to the Landlord at 3575 Brown Road, Madisonville, KY 42431, which address may be changed from time to time by the Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

PROPERTY INSURANCE. Tenant shall maintain casualty insurance on the Premises in an amount not less than 100.00% of the full replacement value. Landlord shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord’s interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.

LIABILITY INSURANCE. Tenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $1,000,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of twelve (12) months per renewal term, unless either party gives written notice of termination no later than 30 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease.

MAINTENANCE.

Landlord’s obligations for maintenance shall include:

-items of maintenance not specifically delegated to Tenant under this Lease.

Tenant’s obligations for maintenance shall include:

•	the sewer, water pipes, and other matters related to plumbing

•	the electrical, telephone, computer related wiring and fixtures

•	the heating, air conditioning, and ventilation systems

•	the exterior cosmetic and functional structure features including roof covering, windows and doors

•	the parking lots, sidewalks, lawn and landscaping

•	the compliance with local, state, and federal regulations and ordinances

•	other items of maintenance including furnishings and floor, ceiling and wall coverings.

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services incurred in connection with the Premises.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Landlord shall pay all personal taxes along with all sales and/or use taxes (if any) that may be due in connection with lease payments. Tenant shall pay any charges which may be levied against the Premises and which are attributable to Tenant’s use of the Premises,

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 10 days (or any other obligation within 30 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord’s rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant’s financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant’s defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as “additional rent”. The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant’s expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant’s expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. Tenant shall not install awnings or advertisements on any part of the Premises without Landlord’s prior written consent. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant’s consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant’s consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual “To Let” signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant’s possession, use or misuse of the Premises, except Landlord’s act or negligence.

COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

David R. Cobb

3575 Brown Road

Madisonville, KY 42431

TENANT:

Armstrong Coal Company, Inc.

7733 Forsyth Blvd., Suite 1625

St. Louis, Missouri 63105

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Kentucky.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

/s/ David R. Cobb	/s/ Rebecca K. Cobb	Date: July 27, 2009
David R. Cobb	Rebecca K. Cobb

TENANT:

Armstrong Coal Company, Inc.

By:	/s/ Martin D. Wilson	Date: July 27, 2009
Martin Wilson, President, Armstrong Coal Company, Inc.,